EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of Cadence Financial Corporation on Form S-8 (Registration Nos. 333-136838, 333-75054, 333-67098, 333-106415, and 333-114080) of our report dated March 13, 2007, with respect to the consolidated financial statements of Cadence Financial Corporation and of our report dated March 13, 2007, with respect to management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, included in the 2006 Annual Report on Form 10-K of Cadence Financial Corporation.

/s/ T. E. Lott & Company

Columbus, Mississippi

March 13, 2007